Exhibit 10.5

TSG-LLC— Better BioDiesel
Search Agreement

Client Investigation and Listening: By investing time with the leadership and key team members, we are able to embrace the vision and gain a complete understanding of the position, organization, strategic direction, culture and competitive environment.  We encapsulate this information into the position profile, a working document that ensures comprehension on our part and provides a clear concise overview to high potential candidates.

Establish the Search Strategy: We designate the search team to develop and implement the search strategy: defining and targeting high potential source companies and establishing geographic concentration.

Identification and Qualification of Potential Candidates: In-depth research in high-potential source companies and market networking yield a primary candidate pool:

•                  Preliminary candidate assessments vs. position profile

•                  Telephone interviews

•                  Informal referencing

•                  Define high potential candidates

Progress Review: At approximately 30 days from receipt of the initial retainer, we will provide a target list of primary candidates.  This progress review is designed to ensure that our search criteria are producing candidates that meet the expectations of the client, and that we are on track to a successful completion of the search.

Evaluation Interviews: The Evaluation Interview is conducted with high-potential candidates to establish a factual assessment.  The EI process identifies an individual’s core traits, characteristics and skills that have formed through their experiences.

Candidate Recommendations: The short list of high-potential candidates is recommended: we provide a written assessment of the select candidates along with the resume.

Facilitate Client Interviews: Coordinate feedback from the Client interviewers and the Candidates to select the primary candidate(s).  An optional process is for a TSG-LLC consultant to facilitate the interviewing process on-site and coordinate feedback and assessment of the candidates.

Reference Checks: In-depth referencing includes candidates’ references and market references.

Offer Negotiations: By understanding candidate’s expectations and decision drivers we deliver a win-win outcome.

Follow-Up: Through the start date and within the first quarter of employment we communicate with candidates to assist in the assimilation process.

TSG-LLC Professional Fees

Fees: The search fee is estimated from the first-year mid point compensation at 30%.  The fee is payable in 3 installments of Stock and Warrants based on the following formula:

•                  Search Fee cash value of $120,000 & 30% yr1 vested equity broken into 3 installments

•                  Each Retainer has a cash value of $40,000

•                  Retainers will be converted to Shares and/or Warrants at agreed upon price

Initial Retainer:  $40,000 converted to warrants/stock on initiation of the search

Progress Installment: $40,000 converted to warrants/stock when Board interviews and approves candidates

Final Installment: $40,000 converted to warrants/stock plus 30% of selected candidate’s yr 1 vested Equity on candidate start date

Funding Bonus: When CEO achieves stated funding goal of $5-$10 Million, a cash bonus of $50,000 will be paid to TSG-LLC

•                  Candidate Guarantee: TSG-LLC guarantees any candidate we place for 1 year from date of employment.  If a candidate is terminated for cause, or resigns during our guarantee period, we will replace the candidate at no additional cost other than additional interview expenses.

Additional Candidate Selection: Should Better BioDiesel hire additional TSG-LLC candidate(s) as a result of this search, a separate fee will be due for each additional placement.  The fee will be 30% of annual compensation to include year 1 vested Stock.  TSG-LLC’s candidate guarantee will apply.

Cancellation: If the search is cancelled or placed on hold, the search fees billed for the phase we have engaged will be considered earned.

Interview Expenses:  Expenses incurred by TSG-LLC to conduct candidate interviews are to be reimbursed by Better BioDiesel. These include: airfare, hotel, interview meals, rental car, and video-teleconferencing interview expenses, and will be capped at $6000/search.  Weekly expense updates will be included in progress reports and do not include travel expenses of candidates interviewing with Better BioDiesel.

Search Assignment(s)

Position	Target Mid-point First Yr Salary	Professional Fee
CEO	$400,000 / Equity 6-10%	$120,000/30% of yr 1 vested Stock Equity

This document serves as an agreement and confirms the arrangements under which TSG-LLC will conduct this search for Better BioDiesel. The intent of this agreement is to provide Better BioDiesel with a professional, fully managed search process.

/s/ Todd Greenhalgh	/s/ Peter Kristensen
TSG-LLC	Better BioDiesel

1-17-07	1-17-07
Date	Date